AMENDMENT TO TRANSFER AGENT AGREEMENT


         THIS AMENDMENT TO THE TRANSFER AGENT AGREEMENT (this "Amendment"), effective as of 1st day of April 2008 (the "Amendment Effective Date") is entered into by and between SEI Investments Management Corporation ("Transfer Agent" or "SEI") and CNI Charter Funds (the "Trust").

WHEREAS:

         1. As of April 1, 1999, Trust and SEI Investments Fund Management entered into a Transfer Agent Agreement (the "Agreement");

         2. On November 26, 2007, the Transfer Agent signed a Consent to Assignment and Assumption Agreement, whereby it agreed to assume all rights, duties, responsibilities and obligations under the Transfer Agent Agreement;

         3. Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement; and

         4. The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

     NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, the parties hereby agree as follows:

1. Article 3. Article 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

                           ARTICLE 3. Compensation of the Transfer Agent

                           (A) Transfer Agent. For the services to be rendered, the facilities furnished and the expenses assumed by the Transfer Agent pursuant to this Agreement, the Trust shall pay to the Transfer Agent compensation at an annual rate specified in the Schedule B which is attached hereto and made a part of this Agreement. Such compensation shall be accrued daily, and paid to the Transfer Agent monthly.

                                    If this Agreement becomes effective
                                    subsequent to the first day of a month or terminates before the last day of a month, the Transfer Agent's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Transfer Agent's compensation for the preceding month shall be made promptly.

                                    Transfer Agent agrees to waive its fees
                                    under the Agreement, as detailed in Schedule
                                    B to the Agreement, through March 31, 2011, so long as Transfer Agent's affiliate, SEI Investments Global Fund Services, continues to serve as the administrator for the Trust and its Portfolios. This undertaking shall not affect the Trust's obligation to pay for out-of-pocket expenses incurred by the Trust on behalf of the Portfolios. Commencing on February 1, 2008, the Transfer Agent shall receive fees from the RCB Small Cap Value Fund with respect to its Class R shares, as reimbursement for the fees paid by the Transfer Agent to the sub-transfer agent providing services to Class R. Notwithstanding Transfer Agent's undertaking to waive its fees, if the Trust establishes new portfolios or modifies existing Portfolios such that they require services that necessitate Transfer Agent's delegation of any or all of its

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                                    obligations to a sub-transfer agent, the
                                    Trust shall be responsible for the costs of the services provided by such sub-transfer agent.

                           (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.


2. Article 6. The first sentence of Article 6 of the Agreement is deleted in its entirety and replaced as follows:

                  This Agreement shall remain in effect until March 31, 2011 and shall renew for successive one year terms so long as such continuance is approved by the vote of a majority of the Trustees of the Trust.

3. Article 11. Article 11 of the Agreement shall be deleted in its entirety and replaced as follows:

         ARTICLE 11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 1 Freedom Valley Drive, Oaks, PA 19456, and if to the Transfer Agent, at 1 Freedom Valley Drive, Oaks, PA 19456.

4. Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

5. Ratification of Amendment. Except as expressly amended and provided herein, all of the terms and conditions and provisions of the Agreement shall continue in full force and effect.

6. Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

7. Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CNI CHARTER FUNDS

By: /s/ Richard D. Byrd
Name: Richard D. Byrd
Title: President



SEI INVESTMENTS MANAGEMENT CORPORATION


By: /s/ James Ndiaye
Name: James Ndiaye
Title: Vice President

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                         SCHEDULE B DATED APRIL 1, 2008
                 TO TRANSFER AGENT AGREEMENT DATED APRIL 1, 1999
                                     BETWEEN
                                CNI CHARTER FUNDS
                                       AND
                         SEI INVESTMENTS FUND MANAGEMENT


Pursuant to Article 3, Section A, the Trust shall pay the Transfer Agent Compensation as follows:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee, which is $15,000 a year per CUSIP and allocated over the Trust's aggregate net assets.

This annual charge includes:

   o     Omnibus transactions processing and reconciliation
   o     Transaction reconciliation with custodian
   o     Transmission monitoring and processing
   o     System accessibility
   o     On-going support
   o     Production and maintenance of system reports
   o     "Help Desk" for bank systems users
   o     Processing of incoming and outgoing interfaces (bank and custodian)
   o     NAV and dividend rate nightly updates
   o     Month end dividend processing
   o     Capital gains processing, if needed
   o     Production of confirms and statements
   o     Transmission of print files to bank
   o     Production, printing and storage of system reports
   o     Maintenance of system security records and passwords
   o     Maintenance of all system tables
   o     Maintenance of all dealer files
   o     Production of monthly 12(b)-1


Out of Pocket Expenses:

Out-of-pocket expenses will include but are not limited to confirmation production, postage, forms, stationery, offsite storage, voice response system, telephone, microfilm, microfiche, shareholder telephone calls, shareholder letters, proxy solicitations, and expenses incurred at the specific direction of the Trust such as custom programming.


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